SECOND AMENDMENT AGREEMENT

This Second Amendment Agreement (this “Agreement”), is made and entered into as of March 27, 2008, by and among Solomon Technologies, Inc., a Delaware corporation (the “Company”) and each of the investors signatory hereto (each, a “Holder” and collectively, the “Holders”). Capitalized terms not defined in this Agreement have the same meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Company and each of the Holders are parties to that certain Securities Purchase Agreement, dated as of January 17, 2007, as amended on August 24, 2007 (the “Purchase Agreement”), under which the Company issued to the Holders its Variable Rate Self-Liquidating Senior Secured Convertible Debentures with an aggregate principal amount of $5,350,000 (the “2007 Debentures”), and Common Stock Purchase Warrants to purchase up to, in the aggregate, 2,006,250 shares of Common Stock (the “2007 Warrants”); and

WHEREAS, the Company and each of the Holders are also parties to that certain Securities Purchase Agreement, dated as of August 30, 2007 under which the Company issued to the Holders additional Debentures with an aggregate principal amount of $500,000 and additional Warrants (and together with the 2007 Debentures, the “Debentures” and together with the 2007 Warrants, the “Warrants”); and

WHEREAS, commencing on February 18, 2008, the Holders should be entitled to use Rule 144 to sell, without volume or manner restrictions, the Conversion Shares issuable upon (i) conversion of the Debentures then held by the Holders or (ii) payment of a Monthly Redemption Amount by the Company; and

WHEREAS, as long as the Debentures are outstanding the Company will owe to each of the Holders a Monthly Redemption Amount payable on each Monthly Redemption Date; and

WHEREAS, the Company owes to each of the Holders a Monthly Redemption Amount that became payable on January 1, 2008 (“January 2008 Redemption”) and March 1, 2008 (“March 2008 Redemption”) and remains unpaid as of the date of this Agreement; and

WHEREAS, each Holder proposes to defer the payment of the January 2008 Redemption and and March 2008 Redemption, at its election, certain other monthly redemptions to the end of the Monthly Redemption scheduled; and

WHEREAS, the parties desire to waive and amend certain provisions of the Debentures and the Registration Rights Agreement, each as previously amended, according to the terms of this Agreement; and

WHEREAS, the Company has issued to each of the Holders, as inducement to enter into this Agreement, 350,000 restricted shares of Common Stock, in the aggregate (the “Inducement Shares”).

NOW THEREFORE, in consideration of the terms contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1.  Amendment of the Registration Rights Agreement. Notwithstanding the provisions of Section 1 of the Registration Rights Agreement, each of the Holders agrees that the definition of Registrable Securities shall not include any shares that can be sold by the holder thereof without volume or manner restrictions pursuant to Rule 144 or any successor rule under the Securities Act, including any shares underlying the Warrants that can be acquired through a cashless exercise (whether or not the Holder elects to exercise the Warrants on a cashless basis) provided that counsel to the Company provides the transfer agent of the Company with an opinion that such Registrable Securities may be resold pursuant to Rule 144 without volume or manner restrictions.

Section 2. Amendment of the Maturity Date to the Debentures. The definition of “Maturity Date” in the Debentures is hereby extended by one month for each Monthly Redemption thereunder that is deferred under Section 3, 4 and 5 of this Agreement.

Section 3. January 2008 Redemption. The Monthly Redemption Date as to the January 2008 Redemption shall be May 17, 2009. The Monthly Redemption Share Amount for the January 2008 Redemption shall be calculated based on the lesser of (a) $0.35, subject to adjustment therein and (b) the Monthly Redemption Price as calculated on May 17, 2009.

Section 4. March 2008 Redemption. The Monthly Redemption Date as to the March 2008 Redemption shall be June 17, 2009. The Monthly Redemption Share Amount for the March 2008 Redemption shall be calculated based on the lesser of (a) $0.35, subject to adjustment therein and (b) the Monthly Redemption Price as calculated on June 17, 2009.

Section 5. May 2008 Redemption through April 2009 Redemption. At the election of the Holder upon written notice to the Company prior to the applicable Pre-Redemption Conversion Shares Delivery Date with respect to a Monthly Redemption, the Monthly Redemption Share Amounts for up to three of the Monthly Redemptions, in all or in part, beginning with the May 2008 Redemption through the April 2009 Redemption may be deferred to the end of the Monthly Redemption Schedule (i.e., to July 2009, August 2009 and September 2009, respectively), provided that the calculation of the Monthly Redemption Share Amounts for any such deferred Monthly Redemptions shall be the lesser of (a) $0.35, subject to adjustment therein and (b) the Monthly Redemption Price as calculated on the new applicable Monthly Redemption Date (i.e., July 1, 2009, August 1, and September 1, 2009, respectively).

Section 6.  Waivers with respect to the Registration Rights Agreement. In consideration for the Inducement Shares and subject to the terms and conditions of this Agreement, each Holder waives (i) any failure or delay by the Company that may have occurred through the date hereof in fulfilling any of the Company’s obligations under the Registration Rights Agreement; and (ii) any accrued but unpaid liquidated damages as set forth in Section 2(b) of the Registration Rights Agreement as a result of any past failure or delay by the Company in fulfilling its obligations under the Registration Rights Agreement and any such liquidated damages that would have accrued prior to February 18, 2008.

Section 7. Waivers with respect to Equity Conditions. Subject to the terms and conditions of this Agreement and concerning the Equity Conditions set forth in Section 1 of each of the Debentures (the “Equity Conditions”), each Holder waives any failure by the Company to meet: clauses (ii), (iii), (vi), and (x) of the Equity Conditions in connection with paying the Monthly Redemptions in Conversion Shares, beginning with the Monthly Redemption due January 1, 2008, and continuing until the Debentures are fully redeemed, provided that (i) the Conversion Shares may be sold by the Holder without volume or manner restrictions and counsel to the Company has provided the Holder with an opinion addressed to the transfer agent to such effect and acceptable to the transfer agent, (ii) no Event of Default restricts in any way the Holder’s ability to immediately resell the Conversion Shares, and (iii) the aggregate trading volume of the Common Stock on the Trading Market for the 12 consecutive Trading Days immediately prior to the applicable Monthly Redemption Date exceeds $150,000.

Section 8.  Waiver of Overdue Redemption Payments. Each Holder hereby waives any Event of Default (as defined in the Debentures) occasioned by the Company’s failure to make timely payment to such Holder of (i) the January 2008 Redemption or (b) the March 2008 Redemption.

Section 9. Effect on Transaction Documents. The foregoing waivers and agreements are given solely in respect of the transactions described herein. Except as expressly set forth in this Agreement, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement. This Agreement shall not constitute a novation or accord and satisfaction of any such Transaction Document.

Section 10. Filing of 8-K. Within four Trading Days of the date of this Agreement, the Company shall issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated..

Section 11. Non-Affiliate. Each of the Holders represents and warrants that as of the date of this Agreement (i) it is not an Affiliate of the Company and (ii) it has not been an Affiliate of the Company for at least the three months preceding the date of this Agreement. Each of the Holders covenants that, if it becomes an Affiliate of the Company at any time while it holds any Debentures or Warrants, it shall promptly notify the Company of its Affiliate status.

Section 12. Inducement Shares. The Inducement Shares may only be transferred or otherwise disposed of in compliance with state and federal securities laws. The Holders acknowledges receipt of the Inducement Shares, as follows:

Truk Opportunity Fund LLC:	244,786 shares
Truk International Fund, LP:	41,190 shares
Shelter Island Opportunity Fund Ltd.	64,024 shares

Section 13. Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first set forth above.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ Gary M. Laskowski
Name: Gary M. Laskowski
Title: Chairman, Board of Directors

HOLDERS

Truk Opportunity Fund LLC:
Signature of Authorized Signatory of Holder: /s/ Stephen Saltzstein
Name of Authorized Signatory: Stephen Saltzstein
Title of Authorized Signatory: Principal

Truk International Fund, LP:
Signature of Authorized Signatory of Holder: /s/ Stephen Saltzstein
Name of Authorized Signatory: Stephen Saltzstein
Title of Authorized Signatory: Principal

Shelter Island Opportunity Fund Ltd:
Signature of Authorized Signatory of Holder: /s/ Stephen Saltzstein
Name of Authorized Signatory: Stephen Saltzstein
Title of Authorized Signatory: Principal